Exhibit 99.1

        PMC-Sierra Provides Update to Q4 2006 Business Outlook


    SANTA CLARA, Calif.--(BUSINESS WIRE)--Dec. 20, 2006--PMC-Sierra, Inc. (Nasdaq:PMCS), a leading provider of high-speed broadband communications and storage semiconductors, today is providing an update to its business outlook for the fourth quarter of 2006. The Company now expects revenues for the fourth quarter ending December 31st, 2006, to be in the range of $100 million to $105 million. The Company's previous outlook for fourth quarter revenues announced during the October 19th, 2006, earnings conference call was for a revenue range of $105 million to $112 million. The revision in outlook for revenues is primarily attributable to changes in customer demand during the quarter related to the Company's communications products.

    Fourth Quarter 2006 Conference Call

    Management will be providing a review of the Company's fourth quarter 2006 results and business outlook for the first quarter of 2007 during a conference call on January 25th, 2007. To listen to the call, investors can access an audio webcast of the conference call on the Financial Events and Calendar section at http://investor.pmc-sierra.com/. A replay of this webcast will be posted and available two hours after the conference call has been completed. A replay of the webcast will be available for five business days.

    Safe Harbor Statement

    This press release may contain forward-looking statements, which are subject to risks and uncertainties. The forward-looking statements include the estimate of revenues for the fourth quarter and comments regarding the communications business. Actual results may differ from projections. The Company's SEC filings describe more fully the risks associated with the Company's business including PMC-Sierra's limited revenue visibility due to variable customer demands, orders with short delivery lead times and customer concentration, and changing environments in the different segments and regions of the business. The Company does not undertake any obligation to update the forward-looking statements.

    About PMC-Sierra

    PMC-Sierra(TM) is a leading provider of broadband communications and storage semiconductors for metro, access, fiber to the home, wireless infrastructure, storage, laser printers and customer premises equipment. PMC-Sierra offers worldwide technical and sales support, including a network of offices throughout North America, Europe, Israel and Asia. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.

    (C) Copyright PMC-Sierra, Inc. 2006. All rights reserved. PMC is a registered trademark of PMC-Sierra, Inc. in the United States and other countries. PMC-SIERRA, PMCS and "Thinking You can Build On" are trademarks of PMC-Sierra, Inc. Other product and company names mentioned herein may be trademarks of their respective owners.

    CONTACT: PMC-Sierra, Inc.
             Alan Krock, Vice President & CFO, 408-988-1204
             David Climie, VP Marketing Communications, 408-988-8276 Susan Shaw, Manager, Communications, 408-988-8515